Exhibit 5.1

April 9, 2014

Western Asset Mortgage Capital Corporation

385 East Colorado Boulevard

Pasadena, California 91101

Re:                             Western Asset Mortgage Capital Corporation

Ladies and Gentlemen:

We have acted as special counsel to Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of 13,000,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and up to an additional 1,950,000 shares of Common Stock (the “Option Shares”) at the option of the Underwriters (as defined below), pursuant to the Underwriting Agreement, dated April 3, 2014 (the “Underwriting Agreement”), by and among the Company, Western Asset Management Company, a California corporation (the “Manager”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co., LLC, as representatives of the several Underwriters named therein (the “Underwriters”). The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)            the registration statement on Form S-3 (File No. 333-194775) of the Company relating to the sale of Securities and other securities of the Company from time to time by the Company, filed on March 24, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on April 3, 2014 (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)           the prospectus, dated March 24, 2014 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)          the preliminary prospectus supplement, dated April 3, 2014, relating to the offering of the Securities, in the form filed by the Company pursuant to  Rule 424(b) of the Rules and Regulations;

(iv)          the final prospectus supplement, dated April 3, 2014 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Securities, in the form filed by the Company pursuant to  Rule 424(b) of the Rules and Regulations;

(v)           an executed copy of a certificate of W. Stephen Venable, Jr., the Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(vi)          a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended as of the date hereof (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of April 7, 2014, and certified pursuant to the Secretary’s Certificate;

(vii)         a copy of the Company’s Bylaws, as amended and in effect as of the date hereof (the “Bylaws”), and certified pursuant to the Secretary’s Certificate;

(viii)        a specimen certificate evidencing the Common Stock in the form of Exhibit 4.1 to the Registration Statement; and

(ix)          copies of certain resolutions of the Board of Directors of the Company adopted on April 1, 2014, and certain resolutions of the Pricing Committee thereof, adopted on April 3, 2014, and certified pursuant to the Secretary’s Certificate; and

(xi)          an executed copy of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Manager and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Manager and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Manager, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.  In addition, we have assumed that the issuance and sale of the Securities do not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject (other than the DGCL (as defined below)), (c) any judicial or regulatory order or decree of any governmental authority (other than those under the DGCL) or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under the DGCL).  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Manager and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of the law of any jurisdiction other than Opined on Law on the opinions herein stated.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Firm Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference in the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP